UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2008

ValueVision Media, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6740 Shady Oak Road, Eden Prairie, Minnesota		55344-3433
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-943-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2008, Ms. Bonnie Hammer resigned from the Board of Directors of ValueVision Media, Inc. (the "Company"), effective immediately. Ms. Hammer was unable to continue to serve as a director of the Company due to the demands on her time in her position as President, Cable Entertainment and Cable Studios for NBC Universal. Ms. Hammer did not resign because of a material disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On October 15, 2008, our Board of Directors appointed Ms. Catherine Dunleavy as a Director of the Company, to succeed Ms. Hammer. Ms. Dunleavy had been nominated by NBC Universal and GE Capital Equity Investments, Inc., pursuant to the Shareholder Agreement, dated as of April 15, 1999 (as amended), between the Company and National Broadcasting Company and GE Capital Equity Investments, Inc., holders of all of the Company’s outstanding Series A Redeemable Convertible Preferred Stock.

Catherine Dunleavy has served as Executive Vice President and Chief Financial Officer, NBC Universal Cable, since March 2007. In her present role Ms. Dunleavy oversees the financial performance and strategic analysis of NBC Universal’s cable properties including USA, Sci Fi, Bravo, Oxygen, Universal HD, Sleuth, and Chiller as well as the financial performance of cable distribution. Previously Ms. Dunleavy held the role of Senior Vice President and CFO of USA and Sci Fi from May 2004 to March 2007. In her prior roles at NBC Universal, Ms. Dunleavy was Vice President of Financial Planning and Analysis from January 2001 to May 2004. Before joining NBC Universal, Ms. Dunleavy worked for GE’s corporate audit staff from June 1995 to January 2001, where she was promoted to Executive Audit Manager.

The Company is party to various agreements with NBC Universal and its affiliates, as described under "Certain Transactions—Strategic Alliance with GE Commercial Finance and NBC Universal" in our proxy statement for the Company’s 2008 annual meeting of shareholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueVision Media, Inc.

October 17, 2008	By:	/s/ Nathan E. Fagre

Name: Nathan E. Fagre
Title: SVP and General Counsel